Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Successfully Completes Exchange Offer

PHOENIX, Ariz. – July 24, 2006 – ON Semiconductor (Nasdaq: ONNN) announced today that it recently completed its offer to exchange $1,000 principal amount of its then outstanding $260,000,000 zero coupon convertible senior subordinated notes due 2024 (CUSIP numbers 682189 AA3 and 682189 AB1) for $1,000 principal amount of new notes with, among other things, a “net share settlement” mechanism, and a cash acquisition make-whole feature plus an exchange fee of $2.50 (CUSIP number 682189 AE5). The exchange offer expired at 5.p.m., New York City time, on July 19, 2006.

Based on the information provided by Wells Fargo Bank, National Association, the exchange agent for the exchange offer, as of the expiration of the exchange offer, a total of $259,508,000 principal amount of old notes, or 99.8 percent of the outstanding aggregate principal amount of old notes, had been tendered for an equal amount of the new notes. All old notes that were properly tendered and not withdrawn have been accepted and exchanged for the new notes.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN EXCHANGE OFFER. THE EXCHANGE OFFER WILL BE ONLY PURSUANT TO AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in

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ON Semiconductor Successfully Completes Exchange Offer

demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally , risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.